Rule 10f-3 Transaction Form
Acquisition of Securities During Affiliated Underwritings
Participating Funds

U.S. Registered Funds (Name of Fund, Aladdin Ticker):
iShares Barclays Intermediate Government/Credit Bond
Fund   (ISHIGOVCR)
iShares Barclays Intermediate Credit Bond Fund
(ISHICRED)
iShares Barclays Aggregate Bond Fund   (ISHAGG)
BlackRock Strategic Income Opportunities Portfolio
(BR-SIP)
Master Total Return Portfolio of Master Bond LLC (MF-
BOND)

The Offering

Key Characteristics (Complete ALL Fields)

Date of Offering Commencement:

09-14-2012

Security Type:

BND/CORP

Issuer

Duke Realty Limited Partnership   (2022)

Selling
Underwriter

Wells Fargo Securities, LLC

Affiliated Underwriter(s)

X_ PNC
__Other:

List of Underwriter(s)

Barclays Capital Inc., Morgan Stanley &
Co. LLC, UBS Securities LLC,
Wells Fargo Securities, LLC, Credit
Suisse Securities (USA) LLC,
PNC Capital Markets LLC, RBC Capital
Markets, LLC, Scotia Capital (USA) Inc.,
SunTrust Robinson Humphrey, Inc.

Transaction Details

Date of Purchase

09-14-2012
Purchase Price/Share(per share / % of par)

$99.584

Total Commission, Spread or Profit

0.650%

1. Aggregate Principal Amount
Purchased (a+b)

$25,000,000
a. US Registered Funds
(Appendix attached with
individual Fund/Client purchase)

$11,307,000

b. Other BlackRock Clients

$13,693,000
2. Aggregate Principal Amount of Offering

$300,000,000

Fund Ratio

[Divide Sum of #1 by #2] Must be less than 0.25
(unless securities are Government Securities)

0.08333

Legal Requirements

Offering Type (check ONE)
The securities fall into one of the following transaction types (see Definitions):

X_ U.S. Registered Public Offering	[Issuer must have 3 years
of continuous operations]
__ Eligible Rule 144A Offering[Issuer must have 3 years of continuous operations]
__ Eligible Municipal Securities[Issuer must have 3 years of continuous operations]
__ Eligible Foreign Offering[Issuer must have 3 years of continuous operations]
__ Government Securities Offering

Timing and Price (check ONE or BOTH)

X_ The securities were purchased before the end of the first day on which any sales were made, at a price that was not more than the price paid by each other purchaser of securities in that offering or in any concurrent offering of the securities; and
__ If the securities are offered for subscription upon exercise of rights, the securities were purchased on or before the fourth day before the day on which the rights offering terminated.

Firm Commitment Offering (check ONE)
X_ YES
__ NO

The securities were offered pursuant to an underwriting or similar agreement under which the underwriters were committed to purchase all of the securities being offered, except those purchased by others pursuant to a rights offering, if the underwriters purchased any of the securities.

No Benefit to Affiliated Underwriter (check ONE)
X_ YES
__ NO
No affiliated underwriter was a direct or indirect participant in, or benefited directly or indirectly from, the transaction.

Completed by:
Dillip Behera
Date:09-18-2012

Global Syndicate Team
Member

Approved by:
Odette Rajwan
Date:09/21/2012

Senior Global
Syndicate Team Member